Exhibit 10.26
TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Agreement”) is dated as of June 20, 2008, between SPORT CHALET, INC., a Delaware corporation (“Grantor”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (“Agent”) in connection with the Loan Agreement described below.

R E C I T A L S:

WHEREAS, Grantor is indebted to Agent and Secured Parties pursuant to that certain Loan and Security Agreement dated as of even date herewith (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, the parties wish to provide for the terms and conditions upon which the Obligations shall be secured by the Trademark Collateral (as defined below); and

WHEREAS, this Agreement is made to secure the Secured Obligations (defined below) and in consideration of advances, credit or other financial accommodations now or hereafter being afforded to Grantor by Agent and Secured Parties;

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. Initially capitalized terms used but not defined herein have the respective meanings set forth in the Loan Agreement. As used herein, the following terms have the meanings set forth below:

Marks: any trademarks, trade names, corporate names, company names, business names, trade styles, trade dress, service marks, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country.

Secured Obligations: all “Obligations” (as defined in the Loan Agreement).

Trademark License: means any written agreement, in which Grantor now holds or hereafter acquires any right, title or interest, which agreement grants any license right in and to any Trademark (whether Grantor is the licensee or the licensor thereunder) including licenses pursuant to which Grantor has obtained the exclusive right to use a trademark owned by a third party, a sublicense to use a trademark, a distribution agreement relating to goods or services covered by one or more trademarks and the right to prepare for sale, sell or advertise for sale, all of the inventory now or hereafter owned by Grantor and now or hereafter covered by such license agreements.

Trademarks: means any of the following in which Grantor now holds or hereafter acquires any right, title or interest: (a) all Marks; (b) any reissues, extensions or renewals of any Marks, (c) the goodwill of the business symbolized by or associated with the Marks, (d) all domain names, (e) all means of manufacturing goods or offering services covered by the Marks, including trade secrets, formulas, recipes, customer lists, manufacturing processes, molds, designs, plans and prototypes, (f) any income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including payments under all licenses entered into in connection with the Marks and damages, claims, payments and recoveries for past, present or future infringement and (g) any rights to sue for past, present and future infringements of the Marks.

1.2. Certain Matters of Construction. The terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation hereof. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted hereby); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; or (f) unless otherwise specified herein, discretion of Agent means the sole and absolute discretion of Agent. Grantor shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any other Secured Party hereunder. No provision hereof shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.

SECTION 2. TRADEMARK COLLATERAL

2.1. Grant of Security Interest in Trademark Collateral. Grantor hereby grants to Agent, for the benefit of Secured Parties, a continuing first priority security interest in all of Grantor’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired (collectively, the “Trademark Collateral”):

(a)all of its Trademarks and Trademark Licenses to which it is a party including those referred to on Schedule I hereto; and

(b)all products and proceeds of the foregoing, including any claim by Grantor against third parties for past, present or future (i) infringement or dilution of any Trademark or Trademark licensed under any Trademark License or (ii) injury to the goodwill associated with any Trademark or any Trademark licensed under any Trademark License.

2.2. Intent-to-Use Applications. Notwithstanding anything to the contrary set forth in Section 2.1 above, or in the Loan Agreement or any other Loan Document, the Trademark Collateral shall not include any intent-to-use United States trademark application for which an amendment to allege use or statement of use has not been filed under 15 U.S.C § 1051(c) or 15 U.S.C § 1051(d), respectively, or, if filed, has not been deemed in conformance with 15 U.S.C § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office.

2.3. Loan and Security Agreement. The security interests granted pursuant to this Agreement are granted in conjunction with the security interests granted to Agent, for the benefit of Secured Parties, pursuant to the Loan Agreement and any security agreement delivered in connection therewith. Grantor hereby acknowledges and affirms that the rights, remedies and obligations of Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Loan Agreement and any security agreement delivered in connection therewith, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

2.4. Authorization to Supplement. If Grantor has or obtains rights to any Trademarks or Trademark Licenses not listed on Schedule I, the provisions of this Agreement shall automatically apply thereto. Grantor shall give prompt notice in writing to Agent with respect to any such additional Trademarks or Trademark Licenses. Without limiting Grantor’s obligations under this Section 2.4, Grantor hereby authorizes Agent unilaterally to modify this Agreement by amending Schedule I to include any such additional Trademarks or Trademark Licenses. Notwithstanding the foregoing, no failure to so modify this Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Trademark Collateral, whether or not listed on Schedule I.

SECTION 3. COVENANTS

3.1. Prosecution of Applications; Maintenance and Renewal of Trademarks. Except as would not have a material adverse effect on the value or enforceability of, or any rights of Grantor or Agent in, any of the Trademark Collateral, Grantor shall, until Full Payment of all the Obligations (a) use commercially reasonable efforts to prosecute any Trademark pending as of the date hereof or thereafter, and (b) promptly make applications for, register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office any Trademark or Trademark License set forth in Schedule I or otherwise, in all such cases the filing and payment of maintenance, registration and/or renewal fees, the filing of applications for renewal, affidavits of use, affidavits of noncontestability, the filing and diligent prosecution of opposition, interference and cancellation proceedings, and promptly responding to all requests and inquiries from the United States Patent and Trademark Office. Except as would not have a material adverse effect on the value or enforceability of, or any rights of Grantor or Agent in, any of the Trademark Collateral, Grantor also agrees to preserve and maintain all rights in the Trademark Collateral. Grantor further agrees to retain experienced trademark attorneys for the filing and prosecution of all such applications and other proceedings when and if applicable. Except as would not have a material adverse effect on the value or enforceability of, or any rights of Grantor or Agent in, any of the Trademark Collateral, Grantor shall not, without Agent’s prior written consent (to be given or withheld in Agent’s discretion), abandon any rights in or fail to pay any maintenance or renewal fee for any Trademark listed in Schedule I or breach, terminate, fail to renew or extend, or fail to perform any duties or obligations for any Trademark License listed in Schedule I. Grantor further agrees that it will not take any action, or permit any action to be taken by any Person to the extent that such Person is subject to its control, including licensees, or fail to take any action, that could reasonably be expected to affect the validity, priority, perfection or enforcement of the rights granted to Agent under this Agreement, and any such action if it shall take place shall be null and void and of no effect whatsoever.

3.2. Protection of Trademarks. Grantor shall (a) protect, defend and maintain the validity and enforceability of all current and future Trademarks, (b) use its commercially reasonable efforts to detect material infringements of such Trademarks and promptly advise Agent in writing of material infringements detected and (c) not allow any Trademarks to be abandoned, forfeited or dedicated to the public. At any time during the continuance of an Event of Default, Grantor shall not commence, or cause to be commenced, any action, proceeding, lawsuit, mediation or arbitration relating to the Trademark Collateral without the prior written consent of Agent, such consent not to be unreasonably withheld or delayed, nor shall Grantor engage in any activity or conduct that could give rise to declaratory judgment jurisdiction. At Grantor’s sole expense, Agent shall have the right (but shall not be obligated) during the continuance of an Event of Default to select counsel and/or participate in any action, proceeding, lawsuit, mediation or arbitration that could adversely affect the rights in, validity or enforceability of the Trademark Collateral. In addition, any proposed settlement or compromise of any action, proceeding, lawsuit, mediation or arbitration that could be reasonably expected to affect value, validity or enforceability of, or any rights of Grantor or Agent in, the Trademark Collateral must be approved, in writing, by Agent, whether or not an Event of Default has occurred and is continuing.

3.3. Expenses. Any expenses incurred in connection with prosecution, registration and maintenance shall be borne by Grantor. If Grantor fails to comply with any of the provisions of Section 3.1 or 3.2, Agent shall have the right (but shall not be obligated) to do so on behalf of Grantor to the extent permitted by Applicable Law, but at Grantor’s sole expense, and Grantor hereby agrees to reimburse Agent in full for all expenses, including the fees and disbursements of counsel incurred by Agent in procuring, protecting, defending and maintaining the Trademark Collateral. In the event that Grantor fails to pay when due any expenses or fees required to be paid by it hereunder, or fails to comply with any other duty under this Agreement, Agent may, but shall not be required to, pay, satisfy, discharge or bond the same for the account of Grantor, and all monies so paid out shall be Secured Obligations of Grantor repayable on demand, together with interest at the rate applicable to Base Rate Revolver Loans.

SECTION 4. MISCELLANEOUS

4.1. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors, legal representatives, and assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement and shall be considered to be a Loan Document. This Agreement, together with the Loan Agreement and the other Loan Documents, embodies the entire agreement among the parties with respect to the subject matter hereof and amends and supersedes all prior agreements and understandings relating to such subject matter. This letter shall be governed by the laws of the State of California. To the extent not prohibited by applicable law, each of the parties hereto waives its right to a trial by jury, if any, in any action to enforce, defend, interpret, or otherwise concerning this letter. Without limiting the applicability of any other provision of the Loan Agreement, the terms of Sections 14.13 and 14.14 of the Loan Agreement are incorporated herein, mutatis mutandis, and shall apply to and govern this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

GRANTOR:

SPORT CHALET, INC.,
a Delaware corporation

By:	/s/ Howard Kaminsky
Name:	Howard Kaminsky
Title:	Executive Vice President and CFO

Signature Page

AGENT:

BANK OF AMERICA, N.A, as Agent

By:	/s/ Stephen King
Name:	Stephen J. King
Title:	Vice President

Signature Page

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT

TRADEMARKS

TRADEMARK	COUNTRY OF REGISTRATION	DATE	TRADEMARK REGISTRATION NUMBER
Sport Chalet	USA	December 27, 1994	1869465
Sport Chalet	USA	December 27, 1994	1869466
Action Pass	USA	December 27, 1994	3186743

Schedule I